APPENDIX A
AUDIT REVIEW COMMITTEE CHARTER

Function

          The Audit Review Committee (the "Committee") is charged with the responsibility of assisting the Board in monitoring the integrity of the financial statements of the Company, the compliance by the Company with legal and regulatory requirements, and the independence and performance of the Company's internal and external auditors. The Committee is also charged with the responsibility for satisfying itself that (1) the Company's system of internal controls is reasonably adequate and is operating effectively; (2) the Company's systems, procedures and policies provide reasonable assurance that financial information is fairly presented; and (3) the overall annual audit coverage of the Company and its affiliates is satisfactory, and is designed to provide reasonable assurance that its financial statements fairly reflect its financial condition and the results of its operations. In addition, the Committee has the responsibility of satisfying itself that appropriate standards of business conduct are established and observed. The Committee pursues these responsibilities by performing the specific duties and carrying out the responsibilities listed below.

Duties and Responsibilities
1.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.
2.

Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

3.

Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

4.	To the extent deemed necessary by the Chairman of the Committee, review with management and the independent auditor the Company's quarterly financial statements prior to filing or distribution.
5.	Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.
6.	Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.
7.	Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Committee and the Board.
8.	Review and approve the fees of the independent auditor, including fees for non-audit services.
9.

Receive periodic reports from the independent auditor regarding the auditor's independence in accordance with applicable laws and New York Stock Exchange requirements, discuss such reports with the auditor, and if so determined by the Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

10.	Evaluate together with the Board the performance of the independent auditor and, if so determined by the Committee, recommend that the Board replace the independent auditor.
11.	Review the appointment and replacement of the senior internal auditing executive.
12.	Review the significant reports to management prepared by the internal auditing department and management's responses.
13.	Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.
14.	Obtain from the independent auditor assurance that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.
15.

Obtain reports from management, the Company's senior internal auditing executive and the independent auditor that the Company's subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company's Business Conduct Program.

16.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.
17.

Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include:

(a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.
(b) Any changes required in the planned scope of the internal audit.
(c) The internal audit department responsibilities, budget and staffing.
18.	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.
19.	Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Business Conduct Program.
20.

Review with the Company's general counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

21.	Meet at least annually with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

          In the discharge of its duties and responsibilities, the Committee may confer with employees of the Company, independent auditors, outside counsel or other sources that it may deem appropriate. The Committee may confer with any such persons with or without representatives of the management present.

Membership

          The Committee shall be composed of not less than three directors who are independent of management and free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Committee member. The members of the Committee shall meet the independence and experience requirements of the New York Stock Exchange. The Chairman of the Committee shall be one of such directors. The Committee and its Chairman shall be appointed annually by the Board.

Meetings

           The Committee shall meet at least twice annually and at other times as deemed necessary by the Chairman of the Committee, the Chairman of the Board, the chief executive officer or any two members of the Committee.